Exhibit 99.1

     International Building Technologies Group, Inc. Reduces $1,000,000 Cost

                 A Notes Payable Liability is Rescinded for INBG

Alameda, CA, Thursday September 27, 2007, International Building Technologies Group, Inc. (OTCBB:INBG), has amended an existing contract to reduce cost on stock purchase by rescinding a $1,000,000 notes payable.

On May 2, 2007 International Building Technologies Group, Inc. entered into a Stock Sales and Purchase Agreement with Axia Group, Inc., for the sum of 20,000,000 restricted common shares in INGB and a $1,000,000 notes payable. INBG and Axia have renegotiated and agreed to amend the terms and conditions to rescind the $1,000,000 note from such Agreement.

"The amendment is mutually agreed, reflecting the interest of both parties and the adjustment is made in order to part fairness to this transaction. By amending the agreement the $1,000,000 debt is reduced from our balance sheet", stated Kenneth Yeung, President of INBG.


About International Building Technologies Group, Inc.

International Building Technologies Group, Inc. and its wholly owned subsidiary, International Building Technologies, Inc., are currently transforming the combined business into a world wide manufacturer and developer of light panel technology to be used for residential and commercial businesses, primarily in regions that are at risk of earthquakes and hurricane-like winds. For more information visit www.ibtgi.com.

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.


International Building Technologies Group, Inc.
Patrick Donahoo, 702-688-9683
ir@ibtgi.com